Exhibit 5.2

August 29, 2023

enGene Holdings Inc.

7171 Rue Frederick Banting

Saint-Laurent, Québec

H4S 1Z9, Canada

Re: Registration Statement of enGene Holdings Inc. on Form S-4 (Registration No. 333-273851)

Ladies and Gentlemen:

We have acted as United States federal and State of New York counsel to enGene Holdings Inc., a corporation incorporated under the laws of Canada (“New enGene”), in connection with the preparation and filing of the Registration Statement on Form S-4 originally filed under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission on August 9, 2023 (File No. 333-273851) (as amended, the “Registration Statement”), relating to the registration of an aggregate of (i) 27,090,013 Class A common shares of New enGene (each, a “New enGene Share”), (ii) 6,896,099 warrants to purchase New enGene Shares at a price of USD $11.50 per New enGene Share, subject to adjustment (the “New enGene Warrants”), and (iii) 6,896,099 New enGene Shares issuable upon exercise of the New enGene Warrants, each to be issued by New enGene in connection with the proposed business combination (the “Business Combination”) and the related transactions contemplated by the Business Combination Agreement, dated May 16, 2023 (as it may be amended and supplemented, the “Business Combination Agreement”) by and among Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”), enGene Inc., a company incorporated under the laws of Canada (“enGene”), and New enGene.

The New enGene Warrants will be governed by the Warrant Agreement (as defined below), dated December 9, 2021, by and between FEAC and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which FEAC’s warrants to purchase one Class A ordinary share of FEAC common stock at a price of USD $11.50 per share, subject to adjustment (the “FEAC Public Warrants”) were issued (the “Original Warrant Agreement”), as amended by the Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assignment, Assumption and Amendment Agreement”), to be entered into by and among FEAC, enGene, New enGene and the Warrant Agent. Upon consummation of the Business Combination and related transactions contemplated by the Business Combination Agreement, and the execution and delivery of the Warrant Assignment, Assumption and Amendment Agreement (the “Assignment and Assumption”), (i) each of the 4,216,667 outstanding FEAC Public Warrants will be assumed by New enGene and become New enGene Warrants, and (ii) 2,679,432 New enGene Warrants will be issued in respect of certain warrants issued by enGene to certain lenders as part of the Convertible Bridge Financing described in the Registration Statement.

Morgan, Lewis & Bockius LLP

101 Park Avenue New York,	+1.212.309.6000
NY 10178-0060 United States	+1.212.309.6001

August 29, 2023

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Original Warrant Agreement, (ii) the form of Warrant Assignment, Assumption and Amendment Agreement, (iii) the Registration Statement and the exhibits thereto, (iv) the Business Combination Agreement, and (v) such other documents, and we have considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of New enGene and enGene. We have assumed that each of the Warrant Agent and FEAC is validly existing, has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute and deliver the Warrant Assignment, Assumption and Amendment Agreement, and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to the laws of Canada, each of New enGene and enGene is validly existing, has the power to execute the Warrant Assignment, Assumption and Amendment Agreement and issue the New enGene Warrants, and will duly authorize, execute and deliver the Warrant Assignment, Assumption and Amendment Agreement and issue the New enGene Warrants, and has all requisite legal ability to do so.

Based upon the foregoing, we are of the opinion that, when issued as described in the Registration Statement, the New enGene Warrants will be legally binding obligations of New enGene except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely on the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other international, Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP